EXHIBIT (a)(1)
APPENDIX A
CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND
 SENIOR FINANCIAL OFFICERS
I.           Covered Officers/Purpose of the Code
This code of ethics (the “Code”) is applicable to Guggenheim Funds (each a “Company” and together the “Companies,” each set forth in Exhibit A) and applies to the Companies’ President/CEO (Principal Executive Officer),and CFO/Treasurer (Principal Financial Officer)(the “Covered Officers”) for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•
full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•	compliance with applicable laws and governmental rules and regulations;
•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and
•	accountability for adherence to the Code.
Covered Officers are expected to dedicate their best efforts to advancing the Trust’s interests and to use objective and unbiased standards when making decisions that affect the Trust, while being sensitive to situations that may give rise to actual conflicts of interest, as well as apparent conflicts of interest.

II.            Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest
Overview. A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his or her service to, the Company. For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.
Certain conflicts of interest arise out of the relationships between Covered Officers and the Company and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Company because of their status as “affiliated persons” of the Company. The Company's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.
Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or result from, the contractual relationship between the Company and the investment adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Company or for the adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and the Company. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Company and the adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Company. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Funds’ Boards of Trustees (“Boards”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this code.
Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Company.

* * *
Each Covered Officer must:

•
not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Company whereby the Covered Officer would benefit personally to the detriment of the Company;

•	not cause the Company to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit the Company;
•
report at least annually his or her affiliations or other relationships which may give rise to conflicts of interest with the Funds (provided that annual completion of the Funds’ /Trustees and Officers Questionnaire shall satisfy the requirements of this bullet point).

There are some conflict of interest situations that should always be discussed with the Secretary of the Funds (the "Secretary"), or other senior legal officer, if material. Examples of these include:1
•	service as a director on the board of any public company;
•	the receipt of any non de minimis gifts;
•
the receipt of any entertainment from any company with which the Company has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•
any ownership interest in, or any consulting or employment relationship with, any of the Company’s service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

•
a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Company for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

III.            Disclosure and Compliance
•	Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to the Company;
•
each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s directors and auditors, and to governmental regulators and self-regulatory organizations;

•
each Covered Officer should, to the extent appropriate within his or her area of responsibility, consult with other officers and employees of the Funds and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds; and

•	it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.
IV.            Reporting and Accountability
 Each Covered Officer must:

1
Any activity or relationship that would present a conflict for a Covered Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer’s family engages in such an activity or has such a relationship.

•	upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he or she has received, read, and understands the Code;

•	annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

•	not retaliate against any other Covered Officer or any employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

•	notify the Secretary promptly if he or she knows of any violation of this Code. Failure to do so is itself a violation of this Code.
The Secretary, or other designated senior legal officer of the Funds’ investment adviser, is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.2 However, any approvals or waivers3 sought by the President/ CEO) will be considered by the Audit Committee of the Funds (the “Committee”). The Chairman of the Audit Committee of the Trust is authorized and encouraged to consult, as appropriate, with the Chairman of the Board of Trustees of the Trust, the Independent Trustees or the Board of Trustees of the Trust and/or with counsel to the Trust, the Investment Adviser(s) or the Independent Trustees.
The Independent Trustees are responsible for granting waivers of this Code of Ethics, as appropriate. Any changes to or waivers of this Code of Ethics will be disclosed on Form N-CSR3 to the extent required by Securities and Exchange Commission rules.
The Funds will follow these procedures in investigating and enforcing this Code:

•	the Secretary or other designated senior legal officer will take all appropriate action to investigate any potential violations reported to him or her;

•	if, after such investigation, the Secretary believes that no violation has occurred, the Secretary is not required to take any further action;

•	any matter that the Secretary believes is a violation will be reported to the Committee;

•
if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss the Covered Officer as an officer of the Funds;

•	the Board will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.
V.             Other Policies and Procedures
This Code shall be the sole code of ethics adopted by the Funds for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Funds’ adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Funds’ and their investment adviser’s and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

2	The Secretary or other designated senior legal officer is authorized to consult, as appropriate, with counsel to the Company and counsel to the Independent Trustees, and is encouraged to do so.
[3]	Item 2 of Form N-CSR defines “waiver” as “the approval by the registrant of a material departure from a provision of the code of ethics” and “implicit waiver,” which must also be disclosed, as “the registrant’s failure to take action within a reasonable period of time regarding a material departure from a provision of the code of ethics that has been made known to an executive officer” of the registrant.

VI.          Amendments
Any amendments to this Code must be approved or ratified by a majority vote of the Board, including a majority of independent directors/trustees.
VII          Confidentiality
All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel, as appropriate Trust, its counsel, the Adviser and its counsel and any otheradvisers, consultants or counsel retained by the Board of Trustees.
VIII.        Internal Use
The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of any Company, as to any fact, circumstance, or legal conclusion.

Exhibit A - Covered Entities
Claymore Exchange-Traded Fund Trust
Claymore Exchange-Traded Fund Trust 2
Fiduciary/Claymore MLP Opportunity Fund (“FMO”)
Guggenheim Taxable Municipal Managed Duration Trust (“GBAB”)
Guggenheim Credit Allocation Fund (“GGM”)
Guggenheim Enhanced Equity Income Fund (“GPM”)
Guggenheim Enhanced Equity Strategy Fund (“GGE”)
Guggenheim Equal Weight Enhanced Equity Income Fund (“GEQ”)
Guggenheim Floating Rate & Income Fund (“GFT”)
Guggenheim Strategic Opportunities Fund (“GOF”)
Guggenheim Energy & Income Fund (“XGEIX”)
Guggenheim Funds Trust (“GFT” and its series, the “Open-End Funds”)
Guggenheim Variable Funds Trust (“GVGT” and its series, the “Variable Insurance Funds”)
Guggenheim Strategy Funds Trust (“GSF”)
Rydex Series Funds
Rydex Dynamic Funds
Rydex Variable Trust
 Rydex ETF Trust

Exhibit P-2

CERTIFICATION FORM

This is to certify that I have received, read and understand the Code of Ethics for Chief Executive and Senior Financial Officers and that I recognize that I am subject to the provisions thereof and will comply with the policy and procedures contained therein.

This is to further certify that I have complied with the requirements of the Code of Ethics for Chief Executive and Senior Financial Officers.

Signature: ____________________
Name: _______________________
Date: ________________________

Please sign two copies of this Certification Form, return one copy to the Chief Compliance Officer and retain the other copy, together with a copy of the Code of Ethics for Chief Executive and Senior Financial Officers, for your records.